Exhibit 99.1

Ocean Power Technologies Announces Planned Transfer of Nasdaq Listing to NYSE American Stock Exchange

MONROE TOWNSHIP, N.J., June 8, 2021 – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today that it will change its listing from the Nasdaq Capital Market to the NYSE American stock exchange.

“We are pleased to announce our transfer to the NYSE American, where we’ll be listed alongside what we consider to be many of the world’s most forward-thinking companies,” said George H. Kirby, President and Chief Executive Officer of OPT. “As OPT’s portfolio of innovative solutions continues to grow, we want to enhance the visibility of the Company and continue to expand our investor base moving forward in 2021 and beyond. We believe that operating as an NYSE American-listed company will help us achieve these goals.”

The last day of trading on the Nasdaq Capital Market is expected to be Thursday, June 17, 2021.

OPT expects to commence trading as an NYSE American-listed company when markets open on Friday, June 18, 2021. The Company’s common stock will continue to trade under its existing “OPTT” symbol.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com